UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2018 (October 11, 2018)

OROPLATA RESOURCES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-55088	33-1227980
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
930 Tahoe Blvd., Suite 802-16 Incline Village, NV 89451 (Address of principal executive offices) Tel: (775) 473-4744
(Registrant’s Telephone Number)

Not Applicable
(Former Address and Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

Joint Venture Agreement

On October 11, 2018, (the “Effective Date”), LithiumOre Corp., a Nevada corporation, a wholly owned subsidiary of Oroplata Resources, Inc., A Nevada corporation (“the Company”) entered into a Joint Venture Agreement (the “Agreement”) with CINC Industries, Inc., a Nevada corporation (“CINC”). The Agreement provides for the development and marketing of an extraction process of lithium brine (the “New Process”) that is expected to significantly decrease the amount of time required from lithium extraction to market.  In addition, some of the other terms of the Agreement are as follows:

•The New Process and the joint venture will be owned 50% by the Company and will be available for the Company’s processing of its own extracted lithium brine as well as marketing to other lithium miners.

•CINC is responsible for the engineering support for the New Process and associated manufacture, testing and filing of appropriate process and product patents related to the New Process.

•The Company has a right to market CINC’s existing centrifuge equipment to the global battery metals mining industry throughout North America.

•The initial term of the Agreement is five years.  The parties to the Agreement have 60 days to finalize the budget for the funding of the joint venture which shall be the primarily responsibility of the Company.  If the parties fail to finalize the budget during that time, either party may terminate the Agreement.

•ORRP issued 250,000 shares of restricted common stock to an affiliate of CINC as consideration to CINC to enter into the Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K

Exhibit No.Description

10.1 Joint Venture Agreement between LithiumOre Corp. and CINC Industries, Inc. dated October 8, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OROPLATA RESOURCES, INC.

Date: October 14, 2018./s/ Douglas Cole

Douglas Cole

Chief Executive Officer